Exhibit 10.108

LIVE VENTURES INCORPORATED

2014 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made as of January 18, 2023, by and between Live Ventures Incorporated (the “Company”) and Benjamin Rowe (“Holder”).

WITNESSETH:

WHEREAS, the Company has adopted and maintains the LiveDeal, Inc. 2014 Omnibus Equity Incentive Plan effective January 8, 2014 (the “Plan”), and

WHEREAS, the Committee has authorized the grant to Holder of Restricted Stock Units (“RSUs”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and Holder hereby agree as follows:

1. Plan. This RSU award is made pursuant to the terms of the Plan, which are incorporated herein by reference. Terms used in this Agreement that are defined in the Plan will have the same meaning as set forth in the Plan.

2. Grant of RSUs. The Company hereby grants to Holder, as of the Grant Date, 29,110 RSUs. Except as otherwise provided by the Plan, Holder agrees and understands that nothing contained in this Agreement provides, or is intended to provide, Holder with any protection against potential future dilution of Holder’s interest in the Company for any reason, and no adjustments will be made for dividends in cash or other property, distributions or other rights in respect of the Ordinary Shares underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3. Vesting.

(a) Subject to the provisions of Sections 3(b), the RSUs subject to this Agreement will become vested on January 18, 2028, subject to Holder’s continuation of service with the Company through January 18, 2028.

(b) Notwithstanding the foregoing upon a Change of Control, the RSUs will automatically become fully vested as of the date of such Change of Control.

(c) All unvested RSUs will be immediately forfeited upon Holder’s termination of service with the Company for any reason.

4. Delivery of Ordinary Shares.

(a) Subject to Sections 4(b), within 30 days following the vesting of the RSUs, Holder will receive the number of Ordinary Shares that correspond to the number of RSUs that have become vested. The Company will cause to be delivered to Holder, Holder’s legal representative or Holder’s beneficiary a certificate for such Ordinary Shares.

(b) If Holder is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such issuance would otherwise be made pursuant to Section 4(a), such issuance will be instead made on the earlier of (i) the date that Holder is not subject to any such policy or restriction and (ii) the later of the end of the calendar year in which such issuance would otherwise have been made and a date that is immediately prior to the expiration of 2½ months following the date such issuance would otherwise have been made under this Agreement.

5. Non-Transferability. No portion of the RSUs or the Ordinary Shares underlying the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by Holder, unless and until Ordinary Shares are issued in payment of vested RSUs in accordance with the provisions of this Agreement and Holder has become the holder of record of such Ordinary Shares.

6. Regulation by the Committee. This Agreement and the RSUs will be subject to the administrative procedures and rules as the Committee adopts. All decisions of the Committee upon any question arising under the Plan or under this Agreement, will be conclusive and binding on Holder and any person or persons to whom any RSUs have been transferred by will or by the laws of descent and distribution.

7. Rights as a Shareholder. Holder will have no rights as a shareholder with respect to Ordinary Shares subject to the RSUs until certificates for Ordinary Shares are issued to Holder.

8. Reservation of Shares. With respect to RSUs, the Company hereby agrees to at all times reserve for issuance and/or delivery on vesting of the RSUs, such number of Ordinary Shares as will be required for issuance upon vesting of the RSUs pursuant to this Agreement.

9. Withholding of Tax. The Company will have the power and the right to deduct or withhold, or require Holder to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, Holder’s FICA and SDI obligations) that the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with applicable law, rule or regulation with respect to the RSUs. If Holder fails to remit any amount so required, the Company may refuse to issue or transfer any of the Ordinary Shares otherwise required to be issued pursuant to this Agreement. Any minimum statutorily required withholding obligation with regard to Holder may, with the consent of the Committee, be satisfied by reducing the amount of cash or Ordinary Shares otherwise deliverable to Holder under this Agreement.

10. Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair Holder’s rights or entitlements with respect to the RSUs will be effective without the prior written consent of Holder (unless such amendment is required in order to cause the RSUs to be exempt from Code Section 409A, as interpreted by applicable authorities).

11. Holder Acknowledgment. Holder acknowledges and agrees that the vesting of RSUs pursuant to this Agreement is earned only by continuing service with the Company. Holder further acknowledges and agrees that nothing in the Agreement, nor in the Plan will confer on Holder any right to continue in the service of the Company, nor will it interfere in any way with Holder’s right or the Company’s right to terminate Holder’s service at any time, with or without cause. Holder acknowledges receipt of a copy of the Plan and represents that Holder is familiar with the terms and provisions thereof. Holder has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. By executing this Agreement, Holder hereby agrees to be bound by all of the terms of both the Plan and this Agreement.

[SIGNATURE PAGE FOLLOWS]

Live Ventures Incorporated Omnibus Equity Incentive Plan Restricted Stock Unit Agreement

ATTEST:

LIVE VENTURES INCORPORATED

By:
Holder Name:

Its: